Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Reaches $50 Million Equity Mark;

Can Now Receive Investments from Pennsylvania Residents

LADERA RANCH, Calif. – September 9, 2015—Strategic Storage Trust II, Inc. (SST II) — a public non-traded REIT that focuses on stabilized self storage properties — has raised more than $50 million in capital from investors across the United States and is now accepting investments from Pennsylvania residents. While most states require a relatively small amount of investor funds be held in escrow (e.g., $1.5 million), Pennsylvania has a formulaic escrow requirement based on the maximum offering amount, which resulted in a $50 million escrow for SST II. For this reason, SST II has not allowed investments by Pennsylvania residents in this offering until today.

“We are pleased to have reached the $50 million equity mark so that interested investors from Pennsylvania can now participate,” said SST II chairman and CEO H. Michael Schwartz. “Self storage is a resilient and stable real estate asset class, and we are glad that we can now bring our offering to potential investors in Pennsylvania.”

The current SST II portfolio includes approximately 17,000 self storage units and approximately 1.9 million rentable square feet of storage space.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.